THIRD AMENDMENT to
TRANSFER AGENCY AND SERVICE AGREEMENT
     THIRD AMENDMENT, effective as of June 30, 2010, by and among The Glenmede Fund, Inc., a corporation organized under the laws of the State of Maryland (the “Fund”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”).
     WHEREAS the Fund and Investors Bank & Trust Company (“IBT”) entered into an Transfer Agency and Service Agreement dated September 1, 2001, as amended, modified and supplemented from time to time (the “Transfer Agency and Service Agreement”);
     WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Transfer Agent under the Transfer Agency and Service Agreement; and
     WHEREAS, the Fund has requested that State Street amend the Transfer Agency and Service Agreement and State Street has agreed to do so as an accommodation to the Fund notwithstanding that as amended, the Transfer Agency and Service Agreement is not identical to the form of transfer agency and service agreement customarily entered into by State Street as transfer agent, in order that the services to be provided to the Fund on behalf of its series by State Street, as successor by merger to IBT, may be made consistently and predictably to the Fund.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:
1.	Amendments.
(a)	Appendix A is hereby deleted in its entirety and replaced with Appendix A attached hereto, as the same may be amended from time to time.

(b)	Section 22 of the Transfer Agency and Service Agreement is hereby amended to amend the notice address to the Bank, as follows:
For the Bank:
State Street Bank and Trust Company
John Hancock Tower
200 Clarendon Street, JHT
Boston, Massachusetts 02116
Attention: Carol Lowd
Telephone: 617-937-6265
Telecopy: 617-937-6033
2.	Miscellaneous.
(a)	Except as amended hereby, the Transfer Agency and Service Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

THE GLENMEDE FUND, INC.
By:	/s/ Mary Ann B. Wirts
Name:	Mary Ann B. Wirts
Title:	President

STATE STREET BANK AND TRUST COMPANY
By:	/s/ Joshua E. Lovell
Name:	Joshua E. Lovell
Title:	Senior Vice President

APPENDIX A
Portfolios of The Glenmede Fund, Inc.
Core Fixed Income Portfolio
Government Cash Portfolio
International Portfolio
Large Cap 100 Portfolio
Large Cap Growth Portfolio
Large Cap Value Portfolio
Long/Short Portfolio
Philadelphia International Fund
Small Cap Equity Portfolio
Strategic Equity Portfolio
Tax-Exempt Cash Portfolio
Total Market Portfolio
U.S. Emerging Growth Portfolio
Secured Options Portfolio